Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

VIVINT SOLAR, INC., a Delaware corporation,	)
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Plaintiff,	)
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v.	)	C.A. No.
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SUNEDISON, INC., a Delaware corporation, and SEV MERGER SUB INC., a Delaware corporation,	)
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Defendants.	)
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VERIFIED COMPLAINT

Plaintiff Vivint Solar, Inc. (“Plaintiff,” “Vivint Solar,” or the “Company”), by and through its attorneys, hereby alleges upon knowledge as to itself and its own acts and upon information and belief as to all other matters, as follows:

NATURE OF THE ACTION

1. Vivint Solar brings this action to recover damages caused by Defendants SunEdison, Inc. (“SunEdison” or “Parent”) and SEV Merger Sub, Inc. (“SEV” or “Merger Sub”) (together, “Defendants”) due to their breaches of the parties’ Agreement and Plan of Merger dated as of July 20, 2015, as amended on December 9, 2015 (“Amended Merger Agreement”).1

[1]	True and correct copies of the July 20, 2015 Agreement and Plan of Merger (the “Original Merger Agreement”) and the December 9, 2015 Amendment to the Agreement and Plan of Merger are attached as Exhibit A and Exhibit B hereto.

2. Under the parties’ Original Merger Agreement, Vivint Solar’s stockholders were to receive aggregate consideration valued at $16.50 per share, consisting of $9.89 per share in cash, $3.31 per share in SunEdison stock, and $3.30 per share in SunEdison convertible notes. Almost immediately after the deal was inked, however, with its stock price starting to fall, SunEdison began exhibiting classic signs of buyer’s remorse. After months of foot-dragging and double-talk, SunEdison admitted to Vivint Solar that Defendants would not perform on the deal as agreed. After thoughtful deliberations, Vivint Solar’s board of directors determined that it was in the best interests of the Company’s stockholders to pursue a revised deal with SunEdison, rather than to seek judicial enforcement of the terms of the Original Merger Agreement. Accordingly, Vivint Solar and SunEdison engaged in negotiations toward a revised merger agreement. The Amended Merger Agreement was ultimately executed on December 9, 2015.

3. Pursuant to the Amended Merger Agreement, Merger Sub was to merge with and into Vivint Solar, with Vivint Solar surviving as a wholly owned subsidiary of SunEdison (the “Merger”). As of the date of the Amended Merger Agreement, the approximate value of the amended transaction was $1.4 billion, and Vivint Solar stockholders were to receive the same stock and notes payable under the Original Merger Agreement (although the maturity of the notes was shortened to four years as compared to the original five-year term), except that the cash portion of the merger consideration was reduced from $9.89 per share to

$7.89 per share, with such reduction being offset by the issuance of additional stock consideration valued at $0.75 per share. Thus, the amended mix of merger consideration was comprised of $7.89 of cash, four-year convertible notes with a face amount of $3.30, 0.12 shares of SunEdison common stock (per the formula in the Original Merger Agreement), and an additional number of shares of SunEdison common stock having a value at closing, based on the volume-weighted average trading price during the five trading days pre-closing, equal to $0.75. See Press Release attached hereto as Exhibit C.

4. Vivint Solar’s board, recognizing the continued volatility of the market and stung by SunEdison’s refusal to close the transaction in accordance with the terms of the Original Merger Agreement, placed enhanced importance on the certainty and speed of closing the renegotiated deal. For example, Vivint Solar’s board negotiated to include in the Amended Merger Agreement a Reallocation Option, which could be invoked at Vivint Solar’s option and with the consent of the Company’s majority stockholder, 313 Acquisition LLC (“313”). If exercised, the Reallocation Option would give non-313 Vivint Solar stockholders (or “public stockholders”) all-cash consideration, with the shares and note consideration that would have otherwise gone to the public stockholders being reallocated to 313, and with cash having a corresponding value being reallocated from 313 to the public stockholders. One of the means by which SunEdison had put off and eventually avoided closing the original deal was by failing to pursue with the U.S. Securities and Exchange Commission (“SEC”) S-4 registration of the stock and notes portion of the merger consideration, as required under the Original Merger Agreement. The Amended Merger Agreement’s Reallocation Option, if exercised, would eliminate SunEdison’s ability to further stonewall the closing of the Merger Agreement by obviating the need for SunEdison to register with the SEC the securities comprising part of the merger consideration since they would be going exclusively to 313 in a transaction not requiring registration. Clearing with the SEC a deal that was all cash for the public stockholders was deemed to be achievable more quickly than clearing an S-4 registration statement covering the stock and notes comprising the merger consideration. Thus, by obtaining the Reallocation Option, Vivint Solar enhanced deal certainty and speed of closing. On December 11, 2015, two days after the Amended Merger Agreement was signed, Vivint Solar’s board met and approved the exercise of the Reallocation Option.

5. On January 25, 2016, Vivint Solar issued the Definitive Schedule 14A (“Final Proxy”) concerning the amended transaction. A true and correct copy of the Final Proxy is attached hereto as Exhibit D. The Final Proxy informed stockholders that Vivint Solar had elected to pursue the Reallocation Option and that the special meeting of Vivint Solar stockholders (the “Special Meeting”) would be held on February 24, 2016. Ex. D at i.

6. On February 22, 2016, two days before the scheduled Special Meeting, Vivint Solar sent Defendants a notice that, once stockholder approval was obtained, Vivint Solar would be prepared to close in two business days, on February 26, 2016, as contemplated by Section 1.02 of the Amended Merger Agreement. At the Special Meeting on February 24, 2016, approximately 94.5% of the Vivint Solar shares entitled to vote at the meeting voted to approve the transaction. See Ex. D at pp. v, 30, 37; Vivint Solar Form 8-K (February 24, 2016) (attached hereto as Exhibit E).

7. At no point during the days leading up to the February 24 stockholder vote, or during the days that immediately followed, did SunEdison object to Vivint Solar’s statements that it would be prepared to close on February 26, 2016. Rather, SunEdison’s only communications focused on SunEdison’s financial difficulties and related requests for Vivint Solar’s controlling stockholder, 313, to commit to increasing its investment in the post-closing entity.

8. On the morning of February 26, 2016, Vivint Solar delivered the certificates required by Section 6.03(d) and (e) (the “Closing Certificates”) and, thereby, satisfied the remaining conditions on Defendants’ obligation to close the Merger. Later that day, after Defendants failed to attend closing as they were required to do under Section 1.02 of the Amended Merger Agreement, Vivint Solar sent a formal notice memorializing that it had satisfied its closing conditions in Sections 6.01 and 6.03 of the Amended Merger Agreement and was ready, willing, and able to consummate the closing of the Merger (and would remain ready, willing, and able to do so going forward subject to delivering revised Closing Certificates). A true and correct copy of the February 26 notice is attached hereto as Exhibit F.

9. SunEdison did not respond to the notice and did not otherwise object to Vivint Solar’s position that all of the conditions to Defendants’ obligation to close under the Amended Merger Agreement had been satisfied. Vivint Solar sent a follow-up notice to SunEdison on March 1, 2016 reiterating that it remained ready, willing, and able to close the transaction, and reserving all of its rights under the Merger Agreement. A true and correct copy of the March 1 notice is attached hereto as Exhibit G. Again, SunEdison failed to respond.

10. The only justification SunEdison attempted to offer for its failure to close is that it had been unable to secure financing for the transaction, financing it was required to obtain by the Amended Merger Agreement. But, critically, SunEdison’s failure to obtain financing did not excuse its failure to close because the Amended Merger Agreement explicitly provides that securing financing is not a condition to Defendants’ obligation to close. Section 4.05(a) of the Amended Merger Agreement, inter alia, states that “Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing or any other financing is not a condition to the Closing and that consummating the Affiliate Sale is not a condition to the Closing. Whether or not the Debt Financing has been obtained or the Affiliate Sale [defined below] has been consummated, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.03, to consummate the Merger and the other transactions contemplated by this Agreement.” (emphasis added).

11. On March 7, 2016, Vivint Solar sent SunEdison notice that it had terminated the Amended Merger Agreement pursuant to Sections 7.01(e) and 7.01(i). A true and correct copy of the March 7 notice is attached hereto as Exhibit H. The Amended Merger Agreement, at Section 7.02, expressly entitles Vivint Solar, as the non-breaching party, to pursue damages for Defendants’ Willful Breaches of the Amended Merger Agreement, including their failure to consummate the Merger, and that termination of the Amended Merger Agreement does not relieve Defendants from any liability or damages for their breaches of the Agreement. Indeed, under the clear terms of the Amended Merger Agreement, Defendants’ failure to close the merger when they were required to do so, regardless of the availability of debt financing, is by definition a Willful Breach under the Agreement. Yet Defendants’ conduct goes even further. Their failure at almost every turn to satisfy their financing obligations and to take other reasonable steps towards consummating the Merger, with actual knowledge of the consequences, constitutes further Willful Breaches of the Agreement.

12. Therefore, Vivint Solar seeks an order (i) declaring that Defendants’ breaches of the Amended Merger Agreement constitute Willful Breaches under the Agreement and that Vivint Solar properly terminated the Agreement, and (ii) awarding Vivint Solar damages in an amount to be proven at trial.

THE PARTIES

13. Plaintiff Vivint Solar is a Delaware corporation with its principal executive offices in Lehi, Utah. Vivint Solar is a leading provider of distributed solar energy—electricity generated by a solar energy system installed at a customer’s location—to residential, commercial, and industrial customers in the United States.

14. Defendant SunEdison is a Delaware corporation with its principal executive offices in Maryland Heights, Missouri. SunEdison is the world’s largest renewable energy development company. SunEdison develops, finances, installs, owns, and operates renewable power plants, delivering electricity to its residential, commercial, government, and utility customers.

15. Defendant SEV is a Delaware corporation and wholly owned subsidiary of SunEdison. SEV was formed solely for the purpose of entering into the Amended Merger Agreement and completing the transactions contemplated by the Amended Merger Agreement.

JURISDICTION

16. This Court has subject matter jurisdiction under, inter alia: 6 Del. C. § 2708(b), which grants the courts of Delaware jurisdiction over actions arising out of or relating to a contract—like the Amended Merger Agreement at issue here—

where parties have specified that Delaware law governs; 8 Del. C. § 111(a)(6), which provides the Court the authority to “interpret, apply, enforce or determine the validity of the provisions” of a merger agreement; and 10 Del. C. § 341, which provides this Court with jurisdiction “to hear and determine all matters and causes in equity.” Further, the Court has subject matter jurisdiction over Vivint Solar’s claim for declaratory judgment under 10 Del. C. §§ 6501, et seq., and it has subject matter jurisdiction over Vivint Solar’s claim for damages under the equitable cleanup doctrine. The Amended Merger Agreement expressly provides in Section 8.09(a) that it shall be governed by Delaware law.

17. This Court has personal jurisdiction over the parties because the Amended Merger Agreement specifically provides, in relevant part:

Section 8.09 Governing Law; Jurisdiction.

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(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein (including the Affiliate Sale) in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

Ex. A § 8.09(b).

FACTUAL ALLEGATIONS

A.	The Original Merger Agreement Transaction.

18. In March and April of 2015, representatives of Vivint Solar, SunEdison, and SunEdison’s controlled affiliate, TERP, began discussing the possibility of a strategic combination between Vivint Solar and SunEdison.

19. During the negotiations leading up to the Original Merger Agreement, SunEdison explained that its intent was, during or after SunEdison’s acquisition of Vivint Solar, to transfer certain assets of Vivint Solar to TERP, in consideration of which TERP would make a cash payment to SunEdison, effectively providing part of the funds that would be used by SunEdison to pay the cash portion of the merger consideration. SunEdison also sought a voting agreement from 313 Acquisition LLC (“313”) to vote in favor of the merger. 313 is the majority stockholder in Vivint Solar, and private equity funds sponsored by the Blackstone Group own a majority of 313’s equity. For its part, Vivint Solar sought provisions that (i) SunEdison and TERP must obtain firmly committed financing; (ii) SunEdison must obtain alternative financing if that originally planned financing was unavailable; (iii) the availability of financing was not a condition to the consummation of the transaction; and (iv) SunEdison would not have a right to terminate the merger agreement if SunEdison was unable to obtain financing.

20. On July 12, 2015, SunEdison made an offer of $16.50 per share, consisting of $9.89 per share in cash, $3.31 per share in SunEdison common stock

(with the number of shares issuable floating, subject to a collar, based on the pre-closing trading price of SunEdison common stock), and $3.30 per share in the form of a five-year convertible note to be issued by SunEdison. The offer price represented approximately a 46% premium over Vivint Solar’s closing price of $11.34 on July 10, 2015, and a 28% premium over Vivint Solar’s average closing price over the prior 30 trading days. SunEdison indicated that this was its best and final offer.

21. The Original Merger Agreement, executed on July 20, 2015, reflected the financial terms offered by SunEdison on July 12, 2015. As part of the transaction, certain Vivint Solar assets would be sold by SunEdison to TERP in exchange for cash, which would be used by SunEdison to help fund the acquisition of Vivint Solar (the “Affiliate Sale”). It was anticipated that TERP would obtain the cash to pay for such Vivint Solar assets through a notes offering; in the absence of such offering, Goldman Sachs and the other lenders party to the debt financing committed to provide TERP with up to $960 million of bridge loan financing. Goldman Sachs and the other lenders also committed to provide a bridge loan to SunEdison in the amount of $500 million. In the Original Merger Agreement (unchanged by the Amendment), SunEdison agreed, among other things, both to use its reasonable best efforts to obtain the committed financing from Goldman Sachs and the other lenders party thereto and to enforce its rights under the Affiliate Sale Agreement with TERP. The Original Merger Agreement also provided that (i) SunEdison was obligated to obtain alternative financing if the originally planned financing was unavailable; (ii) the availability of financing and consummation of the Affiliate Sale were not conditions to SunEdison’s obligation to close the transaction; and (iii) SunEdison would not have the right to terminate the merger agreement if SunEdison were unable to obtain financing or if the Affiliate Sale were not consummated. Finally, 313 entered into the voting agreement sought by SunEdison.

B.	The Aftermath of the Original Merger Agreement.

22. The Original Merger Agreement was announced in a press release on July 20, 2015. Almost immediately after the ink was dry on the Original Merger Agreement, SunEdison began exhibiting signs of buyer’s remorse.

23. For example, the original agreement expressly obligated SunEdison to promptly file the S-4, respond to SEC comments, and have the S-4 declared effective for the securities and convertible notes issuable in the merger transaction. SunEdison delayed the initial filing of the requisite S-4 for registration of the securities, even though S-4 effectiveness was a condition precedent to each party’s obligation to close under the Original Merger Agreement. The reasons for SunEdison’s stated inability to file the S-4 ranged from drafting delays to audit committee concerns to belatedly conveyed “issues” that were minor and readily addressable. The end result was that, while the S-4 was originally expected to be filed with the SEC on September 15, 2015, no filing had been made by late

October. This is but one of many examples in the late summer and fall of 2015 reflecting SunEdison’s (at best) hesitation and (at worst) refusal to consummate the merger agreement that it had entered into with Vivint Solar on July 20, 2015.

24. Eventually, in late October, Ahmad Chatila, SunEdison’s Chief Executive Officer, told Greg Butterfield, Vivint Solar’s Chief Executive Officer, that SunEdison’s audit committee had not approved the filing of the S-4 and that SunEdison would not be filing the S-4 as planned. Chatila explained to Butterfield that the S-4 filing was not being delayed because of any open issues, but instead because SunEdison did not want to go forward with the merger under the terms set forth in the Original Merger Agreement. Chatila also asked Butterfield for help in seeking financing from the Blackstone Group to help redress some of SunEdison’s own capital issues.

25. Vivint Solar’s board of directors deliberated at length regarding its options, and the board determined that Vivint Solar should engage with SunEdison to discuss the potential terms of a renegotiated transaction given the potential benefits of enhanced closing certainty as compared to the uncertainty of litigation. But while it engaged in negotiations for a revised deal, Vivint Solar kept open its option of filing suit, including litigation to enforce the terms of the Original Merger Agreement. See Ex. D at pp. 61-70.

26. Ultimately, Vivint Solar and Defendants agreed to the terms of a revised merger agreement, the Amended Merger Agreement, that was executed on December 9, 2015.

C.	The Terms of the Amended Merger Agreement.

27. The Amended Merger Agreement maintained the same basic structure as the original deal and provided that, in the event Defendants’ were unable to close, Vivint Solar would be entitled to damages measured by the terms of the Original Merger Agreement. In addition, the Amended Merger Agreement also contained a number of amendments intended to provide even greater deal certainty and speed to close.

28. In particular, Section 2.01(b) of the Original Merger Agreement was amended to include the Reallocation Option, which, if exercised by the Company with 313’s consent, would ensure that all public stockholders would receive all- cash consideration in the proposed transaction, with the 313 stockholders receiving the stock and convertible note consideration that otherwise would have gone to the public stockholders. The purpose of the Reallocation Option was to obviate the need to register with the SEC the SunEdison notes and the shares that otherwise would be issued to the public stockholders; by obviating that need, the parties would avoid having to file the Form S-4. Accordingly, the closing condition contained in the Original Merger Agreement requiring that the Form S-4 be declared effective by the SEC (§ 6.01(d)) was also amended to expressly provide that, if the Reallocation Option were exercised, Section 6.01(d) would no longer be a condition to closing.

29. Vivint Solar’s board exercised the Reallocation Option on December 11, 2016, shortly after entering into the Amended Merger Agreement. As a result, the Form S-4 being declared effective was no longer a condition to Defendants’ obligation to close.

30. In addition, Section 1.02 of the Amended Merger Agreement provides that closing shall occur on the second business day after satisfaction or waiver of the closing conditions in Article VI of the Amended Merger Agreement. See Ex. A § 1.02 (as amended). By contrast, the Original Merger Agreement allowed closing to occur on the third business day after satisfaction or waiver of conditions. This change in the Amended Merger Agreement was negotiated by Vivint Solar to better ensure a speedy close of the transaction. Id. In connection with filing the Final Proxy in late January 2016 and making the Vivint Solar stockholder meeting date February 24, 2016, the parties were working towards closing on February 26, 2016, based on the terms of the Amended Merger Agreement.

31. Meanwhile, in connection with entering into the Amended Merger Agreement, 313 committed, at SunEdison’s request, to provide a $250 million loan to a wholly-owned special purpose subsidiary of SunEdison to be documented in a note to be provided on or around the date of the consummation of the Merger.

32. At the same time, the Amended Merger Agreement, like the Original Merger Agreement, required SunEdison to obtain necessary financing and made clear that such financing—whether through the Debt Financing contemplated by the Agreement or alternative debt financing or consummation of the Affiliate Sale—was not a condition to Defendants’ obligation to close.

33. Specifically, the Amended Merger Agreement (using terms unchanged from those of the Original Merger Agreement) obligates SunEdison to procure the committed financing agreements (which the Amended Merger Agreement terms the “Debt Financing”):

Section 4.05 Financing.

(a) Efforts to Obtain the Financing. Parent shall use its (and shall cause its controlled affiliates to use their) reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Debt Financing Commitments on the terms and conditions described therein, (ii) maintain in effect the Debt Financing Commitments until the consummation of the transactions contemplated hereby and comply with its, and cause its controlled affiliates to comply with their, respective obligations thereunder, (iii) negotiate and enter into (and cause its controlled affiliates to negotiate and enter into) definitive agreements with respect to, and including as contemplated in, the Debt Financing Commitments on the terms and conditions (including the flex provisions, if applicable) contained in the Debt Financing Commitments and Fee Letter or, if available, on other terms that are, in the aggregate, not materially less favorable to Parent (and its controlled affiliates, as applicable) than the terms and conditions contained in the Debt Financing Commitments and would not adversely affect in a material manner (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent and Merger Sub to consummate the transactions contemplated herein, (iv) to satisfy (or, if deemed advisable by Parent, in its sole discretion, seek a waiver of) on a timely basis all conditions to funding in the Debt Financing Commitments (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information required to be furnished pursuant to Section 4.05(b)) and to consummate the Debt Financing at or prior to the Closing (it being understood that any bridge facility described in the Debt Financing Commitments may be terminated or reduced in accordance with the terms of the applicable Debt Financing Commitment); (v) to cause the Debt Financing Sources to fund the Financing at or prior to the Closing, including by enforcing such persons’ funding obligations (and the rights of Parent and its controlled affiliates) under the Debt Financing Commitments; and (vi) to fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitments as and when they become due.

Ex. A § 4.05(a) (emphasis added).

34. The same provision provides that, if the committed debt financing from Goldman Sachs and the other lenders party thereto is unavailable or the Affiliate Sale is not consummated, then Defendants are obligated to obtain alternative financing:

If any portion of the Debt Financing contemplated by the Debt Financing Commitments or any of the proceeds from the Affiliate Sale become unavailable on the terms and conditions contemplated (including flex provisions, if applicable), and such portion is required to fund any portion of the aggregate Cash Consideration and any fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable in connection with the Closing, Parent and Merger Sub shall take any and all actions necessary (and shall cause Parent’s controlled affiliates to take all actions necessary) to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement and fund any portion of the aggregate Cash Consideration and fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, including any indebtedness of the Company that will be due and payable at the Closing, as promptly as practicable following the occurrence of such event but in no event later than the date on which the Closing would otherwise occur pursuant to Section 1.02.

Ex. A § 4.05(a) (emphasis added).

35. The same provision further provides that, notwithstanding anything in the Amended Merger Agreement to the contrary, Defendants’ ability to obtain financing—be it the Debt Financing or any alternative financing—is not a condition to closing or to the performance of any other obligation of SunEdison. It likewise provides that closing the Affiliate Sale is not a condition of closing the Merger:

Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing or any other financing or the consummation of the Affiliate Sale, and Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing or any other financing is not a condition to the Closing and that consummating the Affiliate Sale is not a condition to the Closing. Whether or not the Debt Financing has been obtained or the Affiliate Sale has been consummated, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.03, to consummate the Merger and the other transactions contemplated by this Agreement. The Company acknowledges that the covenants and obligations contained in this Section 4.05 and the Debt Financing Commitments are the sole and exclusive covenants and obligations of Parent and its subsidiaries and each of their respective Representatives in connection with obtaining the Debt Financing; provided, however, that Parent and Merger Sub expressly acknowledge and agree that Parent’s and Merger Sub’s obligations to hold the Closing and consummate the Merger (including pursuant to Section 1.02 and Section 1.03) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained or whether the Affiliate Sale has closed and, for avoidance of doubt, that Parent and Merger Sub shall be required to hold the Closing and consummate the Merger on any date, if so required pursuant to the terms and conditions of Section 1.02, regardless of whether the Debt Financing is available or has been obtained as of such date or whether the Affiliate Sale has closed as of such date.

Ex. A § 4.05(a) (emphasis added).

36. SunEdison also covenanted not to take any action that would reasonably be expected to materially delay consummation of the Merger:

Section 4.02 Covenants of Parent. …

(f) Transactions. Parent shall not take any action, enter into any agreement, arrangement or understanding or authorize or approve or announce an intention to authorize or approve any of the foregoing, including with respect to any incurrence of indebtedness, if such action, agreement, arrangement, understanding, authorization, approval or announcement would reasonably be expected to prevent or materially delay or impede the consummation of the Merger and the transactions contemplated hereby, whether in connection with the acquisition of a substantial equity interest in or a substantial portion of the assets of any person or any business or division thereof (in each case whether by merger, consolidation, combination, acquisition of stock or assets or formation of a joint venture or otherwise).

Ex. A § 4.02(f) (emphasis added).

37. Under the Amended Merger Agreement, Vivint Solar was permitted to terminate in at least two circumstances. Section 7.01(e) of the Amended Merger Agreement, in relevant part, authorizes termination:

by the Company in the event that there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied, and which is not curable prior to the Termination Date [March 18, 2016]…

Section 7.01(e).

38. In addition, pursuant to Section 7.01(i) of the Amended Merger Agreement, the agreement may be terminated:

by the Company in the event that (A) all of the conditions set forth in Section 6.01 and Section 6.03 (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions are capable of being satisfied at the Closing, if there were a Closing) have been satisfied or, to the extent permitted by applicable law, waived in accordance with this Agreement, (B) the Company has delivered a notice in writing to Parent and Merger Sub (the “Closing Notice”) stating that all certificates to be delivered by the Company at Closing will be so delivered and that the Company is ready, willing and able to consummate the Closing, (C) at the time of delivery by the Company of the Closing Notice, the Closing is required to occur under Section 1.02 but has not occurred because of the failure of Parent and Merger Sub to consummate the Closing and (D) Parent and Merger Sub shall have failed to consummate the Closing on the day that is three (3) Business Days following the delivery by the Company of the Closing Notice…

Section 7.01(i).

39. Critically, termination of the Amended Merger Agreement does not relieve any party from its obligation to pay damages resulting from a “Willful Breach” of the agreement:

the termination of this Agreement shall not relieve any party from any liability or damages (which the parties acknowledge and agree, in the case of liabilities and damages payable by Parent or Merger Sub, would include the benefits of the transactions contemplated by the Original Merger Agreement, without giving effect to the economic terms of this Amendment (including any amendments to Article II), lost by the Company’s stockholders (which shall be deemed to be damages of the Company) for any Willful Breach.

Section 7.02(a). Moreover, this provision makes clear that such damages include the value of the benefits of the Original Merger Agreement and, therefore, expressly provides that any damages flowing from a Willful Breach of the Amended Merger Agreement will be based on the higher value of the consideration agreed to as part of the original deal before the parties’ December 9 amendment. Indeed, Vivint Solar expressly negotiated for this provision following SunEdison’s refusal to comply with the terms of the Original Merger Agreement in October and November 2015 that led to the Amended Merger Agreement.

40. Lastly, the Amended Merger Agreement defines a “Willful Breach” as:

a material breach that is a consequence of an act or a failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement. For the avoidance of doubt, a failure of a party to consummate the Merger when required pursuant to Section 1.02 and the other terms of this Agreement (and, in the case of Parent, regardless of whether Parent has obtained or received the proceeds of the Debt Financing” shall be deemed a “Willful Breach.”

Section 8.03(XX). In other words, to show a Willful Breach under the terms of the Amended Merger Agreement, Vivint Solar need only establish that Defendants failed to close the Merger when they were required to so. Of course, as described below, Defendants’ conduct went much further, as they took—and failed to take—actions with the actual knowledge that this behavior would reasonably be expected to cause a breach of the Agreement.

D.	Defendants Again Refuse to Close the Merger Despite the Clear Terms of the Amended Merger Agreement.

41. On the morning of February 26, 2016, Vivint Solar delivered the Closing Certificates required by Section 6.03(d) and (e) and, thereby, satisfied the remaining conditions to SunEdison’s obligations to close the Merger. Later that day, after SunEdison failed to attend closing as it was required to do under Section 1.02 of the Amended Merger Agreement, Vivint Solar sent a formal notice memorializing that it had delivered the Closing Certificates and was ready, willing, and able to consummate the closing of the Merger (and would remain ready, willing, and able to do so going forward, subject to delivering revised Closing Certificates).

42. SunEdison did not respond to the notice and did not otherwise object to Vivint Solar’s position that all of the conditions to Defendants’ obligation to close under the Amended Merger Agreement had been satisfied. Vivint Solar sent a follow-up notice to SunEdison on March 1, 2016 reiterating that it was ready, willing, and able to close the transaction and, again, SunEdison tacitly acknowledged that Vivint Solar had satisfied its end of the bargain by refusing to respond or otherwise commit to close in advance of the Termination Date.

43. Meanwhile, at the same time, Defendants knowingly failed to take necessary steps to ensure that the debt financing from Goldman Sachs and the other lenders party thereto contemplated by the Agreement would be available to close in advance of the Termination Date (i.e., March 18, 2016). After receiving the February 26 and March 1 notices, SunEdison was forced to acknowledge that the lenders delivered a letter, dated March 1, 2016, to SunEdison indicating that they were not obligated to fund the Debt Financing contemplated by the Amended Merger Agreement because SunEdison had not satisfied—and would not be able to satisfy prior to the expiration of the Debt Financing Commitments—the conditions precedent to the funding of the Debt Financing, including, in part, because SunEdison failed to deliver certain required financials to Goldman Sachs and the other lenders. In fact, Defendants’ failure to meet the conditions in the Debt Financing Commitments, when they were fully aware that such failure would be reasonably expected to result in a breach of, among other things, their obligations in Section 4.05 to use reasonable best efforts to maintain in effect the Debt Financing Commitments until the consummation of the Merger, was a Willful Breach under the Amended Merger Agreement.

44. Under Section 7.01(i), Vivint Solar was permitted to terminate upon the Defendants’ failure to close on the third business day following the delivery of Vivint Solar’s Closing Notice. In addition, Vivint Solar was also permitted to terminate under Section 7.01(e) of the Amended Merger Agreement because Defendants had breached the Amended Merger Agreement by, among other things, failing to close pursuant to Section 1.02 and using their reasonable best efforts to obtain financing under Section 4.05(a) and Defendants could not cure those breaches before March 18. Indeed, in addition to the letter from the lenders, SunEdison’s representatives directly told a member of Vivint Solar’s Board that SunEdison would not be able to cause the Closing to occur in the foreseeable future. Given that the Termination Date of the Amended Merger Agreement is March 18, 2016, ten days from today and the same date on which the committed debt financing from Goldman Sachs and the other lenders party thereto would otherwise expire, Defendants’ breaches are therefore incurable prior to the Termination Date and provide the Company with an additional basis to terminate the Agreement. Accordingly, late on March 7, 2016, Vivint Solar sent SunEdison notice that it was terminating the Amended Merger Agreement pursuant to Section 7.01(e) and (i).

45. Section 7.02 of the Amended Merger Agreement expressly entitles Vivint Solar, as the non-breaching party, to pursue damages for Defendants’ Willful Breaches of the Agreement, including their failure to take steps to obtain necessary financing and, ultimately, to consummate the Merger. Indeed, by the very terms of Section 8.03(XX) of the Amended Merger Agreement, Defendants’ failure to consummate the Merger when required pursuant to Section 1.02 of the Amended Merger Agreement “shall be” deemed a “Willful Breach.” In addition, as described above, Defendants’ failure to, among other things, take the steps necessary to obtain financing “with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach” constitutes further Willful Breaches of the Amended Merger Agreement entitling Vivint Solar to damages. Section 8.06 of the Amended Merger Agreement also provides in relevant part that Vivint Solar’s stockholders are third-party beneficiaries for purposes of pursuing “damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger, or fraud, which right is hereby acknowledged by Parent and Merger Sub.”

46. Therefore, Vivint Solar seeks an order (i) declaring that Defendants’ breaches of the Amended Merger Agreement constitute a Willful Breach under the Agreement and that Vivint Solar properly terminated the Agreement, and (ii) awarding Vivint Solar damages in an amount to be proven at trial.

FIRST CAUSE OF ACTION

(Breach of Contract)

47. Vivint Solar hereby repeats and re-alleges the allegations contained in Paragraphs 1 through 46 above, as if fully set forth herein.

48. On or about December 9, 2015, Vivint Solar, SunEdison, and SEV entered into the Amended Merger Agreement, which is a valid and binding contract.

49. Vivint Solar has performed its obligations under the Amended Merger Agreement and was prepared to close on February 26, 2016. On February 26, 2016 and March 1, 2016, it sent notices informing Defendants that it was ready, willing, and able to close the Merger.

50. Defendants have breached the Amended Merger Agreement, without contractual excuse or justification, by failing to perform their obligations, including, among other things, by failing to obtain financing and by failing to close the Merger as contemplated by Section 1.02 of the Amended Merger Agreement. Those breaches constitute Willful Breaches of the Amended Merger Agreement, for which Vivint Solar may seek damages pursuant to Paragraph 7.02 of the Amended Merger Agreement.

51. In addition, in accordance with Section 8.06 of the Amended Merger Agreement, Vivint Solar may exercise third-party beneficiary “rights of holders of the Company’s common stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach, wrongful repudiation or termination of this Agreement, wrongful failure to consummate the Merger, or fraud, which right is hereby acknowledged by Parent and Merger Sub.”

52. Accordingly, Vivint Solar is entitled to an award of damages, including damages sought on behalf of its stockholders, in an amount to be proven at trial.

SECOND CAUSE OF ACTION

(Declaratory Judgment)

53. Vivint Solar hereby repeats and re-alleges the allegations contained in Paragraphs 1 through 52 above, as if fully set forth herein.

54. There exists a valid and justiciable controversy between Vivint Solar and Defendants because Defendants failed to perform their obligations pursuant to the Amended Merger Agreement as set forth above.

55. Vivint Solar seeks a declaration from this Court that (a) the Amended Merger Agreement is a valid and binding contract; (b) Vivint Solar has performed its obligations under the Amended Merger Agreement; (c) Defendants have breached their obligations under the Amended Merger Agreement; (d) Defendants were not excused from failing to comply with their obligations under the Amended Merger Agreement; and (e) Vivint Solar has properly terminated the Amended Merger Agreement.

THIRD CAUSE OF ACTION

(Breach of the Duty of Good Faith and Fair Dealing)

56. Vivint Solar hereby repeats and re-alleges the allegations contained in Paragraphs 1 through 55 above, as if fully set forth herein.

57. By entering into the Amended Merger Agreement, Defendants impliedly covenanted that they would act in good faith to bring about the performance of the Merger and would not act to hinder consummation of the Merger or the performance of any other obligations under the Amended Merger Agreement.

58. By their conduct as set forth above in, among other things, delaying the securing of the financing agreements entered into in conjunction with the Amended Merger Agreement in order to delay or avoid consummation of the Merger, Defendants have not acted in good faith.

59. Defendants’ breach of the covenant of good faith and fair dealing has caused Vivint Solar to be deprived of the benefit of its bargain and to suffer substantial harm.

60. Accordingly, Vivint Solar is entitled to an award of damages in an amount to be proven at trial.

PRAYER FOR RELIEF

WHEREFORE, Vivint Solar respectfully requests that the Court enter judgment in its favor and:

(a)	render the declaratory judgment referred to above;

(b)	award Vivint Solar damages in an amount to be proven at trial;

(c)	award Vivint Solar costs of court and reasonable attorney’s fees as may be allowed by law; and

(d)	award Vivint Solar such other and further relief as the Court finds equitable, appropriate, and just.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Bradley D. Sorrels
OF COUNSEL:	William B. Chandler III (#116)
Bradley D. Sorrels (#5233)
Boris Feldman	Shannon E. German (#5172)
Steven M. Schatz	Ian R. Liston (#5507)
Gideon A. Schor	222 Delaware Avenue, Suite 800
WILSON SONSINI	Wilmington, Delaware 19801
GOODRICH & ROSATI	(302) 304-7600
Professional Corporation	Attorneys for Plaintiff Vivint Solar, Inc.
650 Page Mill Road
Palo Alto, CA 94304-1050

Dated: March 8, 2016